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             ALABAMA SUPREME COURT REVERSES AND REMANDS ALLEN CASE
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                 AGAINST TORCHMARK SUBSIDIARY LIBERTY NATIONAL

      Birmingham, Alabama, March 10, 1997.....Torchmark Corporation (NYSE: TMK)
announced today that the Alabama Supreme Court has reversed and remanded Allen
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v. Liberty National Life Insurance Company to the Circuit Court of Jefferson
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County, Alabama after hearing an appeal of the remitted $2.7 million verdict against the Company's subsidiary, Liberty National. The Allen litigation, an
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individual case, involved a Liberty National cancer policyholder eligible for
Medicare who submitted claims during a period of approximately two months in 1993. Beginning in September 1993, in reliance on federal law concerning the amount health care providers could collect from Medicare eligible individuals, Liberty National limited the payment to Allen and all other cancer policyholders to the amounts collectible under federal law. In November 1993, Liberty National discontinued this practice and recalculated and repaid all claims, including Mr. Allen's, in full as it had prior to September 1993 together with interest. Allen filed his lawsuit in May 1994 and at trial the Jefferson County Alabama Circuit Court jury awarded him $40,000 in compensatory damages and $5.4 million in punitive damages. The Circuit Court judge subsequently remitted the punitive damage portion of the verdict to $2.7 million. The Alabama Supreme Court ruled that Allen did not present the necessary substantial evidence to support his fraud and bad faith claims in the Circuit Court trial and that the Circuit Court erred in failing to grant Liberty National's motion for a directed verdict. The Supreme Court returned the case to the Circuit Court for further proceedings consistent with its opinion.